Exhibit 10.5

ASSET PURCHASE AGREEMENT

BY AND BETWEEN SENSUS HEALTHCARE, LLC

AND TOPEX, INC.,

DATED AS OF APRIL 16, 2010

ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT, as dated below, is made and entered into, by and between TOPEX, INC., a Connecticut corporation, located at 10 Precision Road, Danbury, Connecticut, hereinafter referred to as “Seller” and SENSUS HEALTHCARE, LLC, a Florida limited liability company located at 18659 Ocean Mist Drive, Boca Raton, Florida, hereinafter referred to as “Purchaser.” The Seller and Purchaser are sometimes hereinafter collectively referred to as the “Parties.”

RECITALS:

Seller owns and operates a medical product business that manufactures, markets and distributes the SRT-100, a superficial radio therapy system.

Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller the assets which are used or useful in connection with the business associated with the SRT-100 (the “SRT-100 Business”), which assets are specifically itemized below, upon the terms and subject to the conditions set forth herein.

Seller has agreed to continue to manufacture SRT-100 systems for Purchaser and Purchaser has agreed to purchase SRT-100 system units from Seller after the Closing as set forth herein, pursuant to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual benefits accruing to the Parties under the provisions of this Agreement, the Parties hereby agree as follows:

1.           PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions contained herein and in reliance upon the warranties, representations and obligations specifically set forth herein, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, Seller’s assets listed below pertaining to the SRT-100 Business, free from all liabilities, liens, encumbrances, and claims. The assets to be sold hereby to Purchaser are limited to those items listed on the attached Schedule “A,” which may hereinafter collectively be referred to as the “Assets.” Additionally, Purchaser acknowledges that it is not acquiring any interest in any other asset of Seller not listed on Schedule “A.” Details concerning the support and guidance Seller shall provide to Purchaser relative to the sale of the Assets and the SRT-100 Business are contained in Composite Exhibit “B.”

2.           PURCHASE PRICE FOR ASSETS.

2.01         Purchase Price. The Parties have agreed that the aggregate purchase price for the sale of the Assets to be transferred by Seller to Purchaser, shall be equal to the sum of One Million Three Hundred Thousand ($1,300,000) Dollars, which is hereinafter referred to as the “Purchase Price.”

2.02         Allocation of Purchase Price. It is acknowledged between the Parties that the Purchase Price, as defined above, shall be allocated as follows:

Design Documents and Records	$1,000,000
Parts inventory	60,000
2 SRT-100 Units	$84,000
Contracts	6,000
Patents, approvals and marks	50,000
Goodwill	100,000
Total	$1,300,000

Each of the Parties agrees to utilize such allocations in reporting the consequences of this transaction on their Federal Income Tax Returns. In the event the Closing occurs after April 30, 2010, the 2 SRT-100 Units referred to above will be excluded from the sale contemplated hereby and the amount indicated above as allocated to those 2 Units shall be added to Goodwill.

3.           PAYMENT OF PURCHASE PRICE. The Purchase Price as provided for in Section 2 above shall be payable as follows:

3.01         Cash Payable at Closing. At the Closing, the sum of Seven Hundred Seventy-Five Thousand ($775,000) Dollars, as may be increased pursuant to Section 4 below, shall be paid by Purchaser’s delivery to Seller of a bank check or bank wire transfer in such amount.

3.02         Balance of Purchase Price Payable at Closing. At the Closing, the balance of the Purchase Price ($525,000 as may be decreased pursuant to Section 4 below), shall be paid by Purchaser’s execution and delivery to Seller of a Promissory Note for such amount, hereinafter referred to as the “Note.” The Note shall accrue interest at the annual interest rate of the LIBOR 1 year rate, plus 2.5% (but never lower than the IRS imputed interest rate applicable to long term notes for the month in which the transaction occurs - for purposes of clarity that rate is 4.35% for the month of March 2010) and be payable annually in an amount equal to 10% of the gross sales revenues of the Purchaser resulting from sale or lease of SRT- 100 system Units. The Promissory Note shall be secured by a Security Agreement and related UCC-1 Financing Statement applicable to all of business assets of Purchaser, including the Assets being sold to Purchaser pursuant to the Agreement. The first annual payment shall be due one (1) year from the date of Closing and continue on the same day of each subsequent year until the principal and all accrued interest payable under the Note has been paid in full.

3.03         Additional Payments Payable after Closing. Seller agrees to continue to manufacture and deliver to Purchaser after Closing SRT-100 system Units upon Purchaser ‘s request. In that connection, Seller shall be entitled to the following payments in connection with each SRT-100 system Unit Seller delivers to Purchaser after Closing: (i) Twenty Thousand ($20,000) Dollars for Seller’s labor costs; and (ii) reimbursement of Seller’s actual material costs (estimated at $23,500 per unit). Payment shall be due by Purchaser thirty (30) days from the date of invoice by Seller. Seller shall invoice Purchaser for its material costs upon the purchase of the materials and for the labor cost upon its completion of a Unit at Seller’s location. Seller agrees to produce at least ten (10) SRT-100 Units annually upon Purchaser ‘s request. Any default by Purchaser with respect to any payments due Seller after Closing with respect to the SRT-100 System Units made for and delivered to Purchaser by Seller shall be deemed a default under the Note and related Security Agreement and entitle Seller to pursue the collateral to be granted to Seller by Purchaser at Closing as security for the Note. Seller shall retain copies of any records, items or information necessary for Seller to continue to manufacture the SRT-100 Units for Purchaser. The provisions of this Section 3.03 shall survive the Closing.

4.           CLOSING AND CASH PAYABLE UPON SIGNING AGREEMENT. This transaction shall close on or before June 30, 2010 (the “Closing”) unless the Parties agree to extend the date of Closing. The Closing shall be held at the offices of Seller’s attorney on the date of Closing, which shall be mutually agreed upon by the Parties but scheduled as soon as practicable after Purchaser indicates to Seller that it has raised the funds necessary for Closing and is prepared to close. Time shall be of the essence with respect to the date of Closing and the other dates set forth in this Section 4.

4.01         Cash Payable upon Agreement execution. Upon Purchaser executing this Agreement, Purchaser shall arrange to deposit with Seller a check in the sum of One Hundred Thousand ($100,000) Dollars, hereinafter referred to as the “Deposit,” which shall under all circumstances (except as set forth below) be non-refundable and immediately available for use by Seller; however, Seller agrees that it will apply the Deposit as needed toward the purchase of parts inventory, materials and other items related to the SRT-100 Business to continue such SRT-100 Business as required in this Agreement through the Closing date. Notwithstanding anything to the contrary set forth above, the Deposit shall be refundable (and be refunded) to Purchaser in the event Seller materially breaches any of Seller’s representations and warranties set forth in this Agreement, or if Seller shall materially be or become in material breach or default of this Agreement, or if Purchaser terminates this Agreement for cause.,

4.02         Closing before June 1, 2010. If the Closing occurs on or before April 30, 2010, the amounts set forth above in Paragraphs 3.01 and 3.02 shall not change. However, if the Closing occurs between May 1. 2010, and May 31, 2010, the balance of the cash portion of Purchase Price payable pursuant to paragraph 3.01 above shall be increased by One Hundred Thousand ($100,000) Dollars to Eight Hundred Seventy-Five Thousand ($875,000) Dollars and the Note portion of the Purchase Price payable pursuant to paragraph 3.02 above shall be reduced by One Hundred Thousand ($100,00) Dollars to Four Hundred Twenty-Five Thousand ($425,000) Dollars.

4.03         Closing after June 1, 2010. If the Closing occurs after June 1, 2010, the balance of the cash portion of the Purchase Price payable pursuant to paragraph 3.01 above shall be increased to Nine Hundred Seventy-Five ($975,000) Dollars and the Note portion of the Purchase Price payable pursuant to paragraph 3.02 above shall be reduced to Three Hundred Twenty-Five Thousand ($325,000) Dollars.

4.04         2 SRT-100 Units. In the event the Closing occurs on a date after April 30, 2010, then the two (2) SRT-100 Units that are listed on Schedule “A” as part of the Assets shall be excluded from the transaction contemplated by this Agreement.

4.05         Closing after June 30, 2010. If Purchaser and Seller have not closed by June 30, 2010, and have not agreed to extend the date of Closing, then this Agreement and the rights of Purchaser and Seller hereunder, except as noted herein, shall terminate. Seller shall have no obligation to close after June 30, 2010 and shall have no obligation to return to Purchaser the Deposit under any such circumstances.

5.           LIABILITIES.

5.01         Assumption of Liabilities. At the Closing, Purchaser shall assume all future obligations for warranty claims relating to the SRT-100 Business which arise and relate to time periods prior to or following the date of Closing. Furthermore, Purchaser shall be responsible for all taxes and all other obligations which arise out of Purchaser’s operation of the SRT-100 Business from and after the Closing.

5.02         No Assumption of Liabilities. Except as expressly provided for herein, Purchaser shall not be obligated and will not assume or become liable for any obligations or liabilities of the Seller or which relate to the SRT-100 Business prior to closing (except as to warranty claims).

6.           ADJUSTMENTS. The Purchase Price is not subject to adjustment irrespective of inventory levels or any other factor. Seller agrees, however, that it will not sell inventory items to third parties separate and apart from sales of SRT-100 Units.

7.           REPRESENTATIONS OF SELLER. Seller represents and warrants to Purchaser that, the following statements, representations and conditions are true and correct as of the date of this Agreement and shall continue to be true and correct as of the Closing:

7.01         Good Title. Seller is the owner of the Assets being conveyed to Purchaser, free and clear of any liens, claims, security interests or other encumbrances, and has the right to sell and convey the Assets, and that Purchaser shall acquire good, merchantable and marketable title to the Assets at Closing.

7.02         Equipment and Fixtures. The equipment of the SRT-100 Business identified on Schedule “A” is now, and will at Closing be, in good working order.

7.03         No Litigation, No Taxes Due, Etc. There are no judgments, liens, actions or proceedings pending against Seller in any court or by any governmental agency, Seller is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court or administrative agency relating to the SRT-100 Business, and no party has threatened to make any claims against Seller or the SRT-100 Business.

7.04         Carry on Business in Ordinary Course. Seller will operate the SRT-100 Business in the ordinary course by and through Closing.

7.05         Corporate Status. Seller is a corporation duly organized and existing in good standing under the laws of the State of Connecticut and has the corporate power to own its assets and carry on its business as now conducted.

7.06         Compliance with Agreements and Instruments. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not conflict with or violate its Articles or Bylaws, or any contract or agreement to which Seller is a party, or by which Seller may be bound, except as expressly herein provided where various consents may be required, and is not contrary to any order of any court.

7.07         Financials. Seller has furnished Purchaser with a company prepared Income and Expense Statement related to the SRT-100 Business which Seller represents is true and accurate.

7.08         Bill of Sale. The bill of sale and instruments of assignment to be delivered at the Closing will transfer all of the Assets, free of all encumbrances and liabilities, and will contain the usual warranties and affidavit of title (except as provided for in Section 5.01 above). Itis expressly understood that specific instruments of assignment on the form required by the United States Patent Office will be required in connection with the assignment of the patents listed on SCHEDULE “A” and Seller expressly agrees to execute and assist in the filing of such separate assignment instruments.

7.09         Corporate Actions. By the time of Closing, the Board of Directors and Stockholders of Seller will have approved Seller entering into this Agreement and Seller’s performance thereunder, and will have authorized the execution and delivery hereof. This Agreement constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms. On or prior to the Closing, Seller shall provide Purchaser with copies of the resolutions by its Stockholders and Directors, authorizing this Agreement and the transactions contemplated herein.

7.10         Patents. Insofar as the patents listed on SCHEDULE “A” (the “Patents”) are concerned, Seller expressly hereby represents and warrants that:

(a)          All of the Patents are valid patents and are assignable to Purchaser;

(b)          No challenges to the validity of the Patents are currently pending or threatened;

(c)          No other party has made any claim that the Patents or any other part or element of the SRT-100 Business infringes upon any patent or intellectual property rights of such party;

(d)          Seller has no knowledge of any other patent or product of any third party which infringes upon any of the Patents;

(e)          Seller has no knowledge of any defect in any Patent or any technology associated therewith that would permit any third party to circumvent either of the Patents.

7.11         Leases. None of the Assets are leased.

7.12         Sales Taxes. At and as of the Closing date, Seller shall have paid all sales taxes, interest and penalties due and unpaid by the Seller with respect to the SRT-100 Business to all applicable governmental authorities through the date of Closing.

7.13         Books and Records. All books, records, data, materials and other information provided or to be provided to Purchaser by Seller in connection with this Agreement are and will be true, accurate and complete in all material respects.

7.14         Compliance. The SRT-100 Business as currently conducted to the knowledge of Seller is in compliance with all federal, state and local laws, rules and regulations pertaining thereto.

7.15         Contracts. Seller is not to its knowledge a party to any contract or agreement which will adversely affect the conduct of the SRT-100 Business following closing.

7.16         Sales of SRT-100 Units. Seller shall not sell any SRT-100 Unit to any person or party other than Purchaser subsequent to the Closing date.

The Seller shall indemnify, defend and hold harmless the Purchaser from and against any and all losses, judgments, awards, damages, settlements, costs and expenses, including without limitation attorney’s fees, sustained or incurred by the Purchaser as a result of the Seller’s breach of any representation, warranty or covenant of the Seller contained herein or in any document executed and delivered at the Closing or as a result of or arising out of any debt, obligation or liability of Seller or the SRT-100 Business which accrues and relates to periods of time prior to the Closing (except as to warranty claims).

8.           REPRESENTATIONS OF PURCHASER. Purchaser represents and warrants to Seller that, the following statements, representations and conditions are true and correct as of the date of this Agreement and shall continue to be true and correct as of the Closing:

8.01         Limited Liability Status. Purchaser is a limited liability company duly organized and existing in good standing under the laws of the State of Florida, and by Closing will be authorized to do business in any state where it will carry on its business.

8.02         Compliance with Agreements and Instruments. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser will not conflict with or violate the Articles of Organization, Operating Agreement or any contract or agreement to which Purchaser is a party, or by which Purchaser may be bound, except as herein provided where various consents may be required, and is not contrary to any order of any court to which Purchaser is subject.

8.03         Limited Liability Company Actions. By the time of Closing, the managers and members of Purchaser will have approved Purchaser entering into this Agreement and the performance hereunder by Purchaser and will have authorized the execution and delivery hereof. In that instance, on or prior to the Closing, Purchaser shall provide Seller with copies of the resolutions by its managers and members authorizing the approval of this Agreement and the transactions contemplated herein.

8.04         Loss of Business. Purchaser acknowledges that following the Closing or possibly even prior thereto, certain customers of the SRT-100 Business may not wish to continue doing business with the SRT-100 Business or Purchaser. In that connection, Purchaser acknowledges that Seller makes no warranty, guarantee or representation as to the SRT-100 Business’ ability to retain individual customers after the Closing or prior to the Closing. Moreover, Purchaser acknowledges that the past performance of the SRT-100 Business with respect to sales may not be indicative of the future sales experienced by the SRT-100 Business and Purchaser after the consummation of the transactions contemplated herein.

8.05         Information to be held in Confidence. Until the Closing or in the event that the transaction contemplated by this Agreement does not close, the Purchaser (1) will hold and will cause their members, managers, employees, accountants, representatives, affiliates, agents, consultants and advisors to hold in strict confidence all information relating to the SRT-100 Business furnished to Purchaser by Seller or its representatives in connection with the transaction contemplated by this Agreement as well as all information concerning the SRT-100 Business or Seller contained in any analyses, computations, studies or other documents prepared by or on behalf of Purchaser (collectively, the “Information”); provided that the Information shall not include any information which can be shown to be or have become (i) generally available to the public other than as a result of a disclosure by Purchaser or its members, managers, employees, accountants, representatives, agents, consultants or advisors or (ii) available to Purchaser on a non-confidential basis from a source other than Seller; and (2) will not, release or disclose any Information to any other party except in furtherance of the consummation of the transaction contemplated by this Agreement and so long as such parties are informed of the confidential nature of the Information and agree to be bound by the terms and conditions of this paragraph 8.05.

8.06         Equipment Used by Seller. Purchaser acknowledge that Seller utilizes certain equipment in manufacturing the SRT-100 Units and such equipment is not included in the Assets being sold to Purchaser pursuant to this Agreement. Purchaser further acknowledges that should Purchaser not request Seller to manufacture SRT-100 Units for it after Closing, it will need to acquire additional equipment in order to manufacture the SRT-100 Units itself.

The Purchaser, shall indemnify, defend and hold harmless the Seller from and against any and all losses, judgments, awards, damages, settlements, costs and expenses, including without limitation attorney’s fees, sustained or incurred by the Seller as a result of the Purchaser’s breach of any representation, warranty or covenant of the Purchaser contained herein or in any document executed and delivered at the Closing or as a result of or arising out of any debt, obligation or liability of Purchaser or the SRT-100 Business which accrues and relates solely to time periods (except for any warranty claims which shall be the responsibility of Purchaser) after Closing, including but not limited to liabilities or obligations of the Seller specifically assumed by the Purchaser under or pursuant to this Agreement.

9.           CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE. Each of the Parties agrees to take whatever actions as may be necessary or desirable to carry out the terms of this Agreement following the Closing. This Agreement is contingent upon the existence or satisfaction of various conditions, as hereinafter set forth. If all of the conditions do not exist or have not been satisfied by the date of Closing (or as otherwise set forth with respect to any specific condition), Purchaser will have the right to either (i) terminate this Agreement by written notice to Seller and thereafter the Parties shall be relieved of all further obligations and liabilities hereunder; (ii) grant an additional period of time in accordance with Section 4 above in which to such conditions may be satisfied; (iii) pursue any remedy provided for herein or in any other provision of this Agreement; or (iv) Purchaser may waive any condition and proceed to close the transaction. The Parties shall cooperate with each other with respect to the satisfaction of all conditions; shall not prevent or hinder the satisfaction of any conditions; and the Party responsible for the satisfaction of any condition shall proceed with due diligence and use such Party’s best efforts to satisfy such condition. The conditions upon which this Agreement is contingent are as follows:

9.01         Obligations of Seller. All of the obligations of Seller and the documents required to be obtained and/or furnished by Seller shall have been performed, obtained and furnished within the time period required pursuant to the terms of this Agreement.

9.02         Compliance with Agreement. All of the terms and conditions of this Agreement to be complied with and performed by any party on or before the date of Closing, shall have been complied with and performed.

9.03         Representations and Warranties. All representations and warranties of Seller and Purchaser shall be deemed to have been made again on the Closing date and shall be true and correct.

9.04         Financing. Purchaser shall have obtained the financing necessary to fully fund the Purchase Price; Purchaser shall use its reasonable best efforts to obtain such financing.

9.05         Covenant Not to Compete. In consideration of the sale hereby, and for no additional compensation, the Seller shall have executed and entered into a NON-DISCLOSURE AND NON COMPETITION AGREEMENT in the form attached hereto as SCHEDULE “C”.

9.06         Consulting Agreement. Anthony Pellegrino shall have entered into a satisfactory consulting Agreement with Purchaser to provide Purchaser and Purchaser’s employees as needed, part-time with advisory and training services for a period of twenty-four (24) months following the Closing for no compensation or remuneration. The Consulting Agreement shall further provide that Mr. Pellegrino shall not be required to travel to perform any of his responsibilities under that Agreement. The precise duties and level of services to be provided by Mr. Pellegrino are to be mutually agreed upon and are to be reasonable in consideration of Mr. Pellegrino’s age and health, shall not be unduly burdensome upon him, and shall be subject to his final approval.

10.         SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements of the Parties contained in this Agreement shall survive the Closing.

11.         DOCUMENTS TO BE DELIVERED BY SELLER. At the Closing, Seller shall deliver the following documents to Purchaser:

11.01         Bill of Sale. A bill of sale, dated as of the Closing, covering all of the records, data, equipment, supplies, inventory and other tangible property which comprises the Assets to be transferred hereunder, transferring all right, title and interest in such property to Purchaser, and containing the usual warranties and affidavit of title.

11.02         Assignments. Assignments, dated as of the Closing, of Seller ‘s Patents and Seller’s transferable operating licenses and permits and all other intellectual property rights and other intangible property comprising a portion of the Assets, containing customary warranties and affidavits of title.

11.03         Control. Simultaneously with the delivery of such documents provided for above, Seller will take all such steps as may be requisite to put Purchaser in actual possession, operation and control of the Assets and business to be transferred hereunder; and

11.04         Other Documents. All other documents and instruments expressly or impliedly required by the terms of this Agreement.

Subsequent to the date of Closing, and at the request of Purchaser, Seller will execute and deliver to Purchaser such other instruments of conveyance and transfer and take such other action as Purchaser may reasonably require to more effectively convey, transfer to, invest in Purchaser, and to put the Purchaser in possession of any of the properties or assets to be conveyed, transferred and delivered to Purchaser hereunder.

12.         AMENDMENT. This Agreement may be amended at any time by a writing executed by both Seller and Purchaser.

13.         DATE OF AGREEMENT. The effective date of this Agreement shall be the last date the Agreement is signed by Seller and Purchaser.

14.         BINDING EFFECT. This Agreement shall be binding upon the Parties, their successors, assigns and heirs.

15.         COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same document. The signature of either party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Signature pages which are transmitted by or on behalf of the Parties by facsimile or email shall be deemed to be originals.

16.         ATTORNEYS’ FEES. In the event either Party has to enforce its rights under this Agreement due to a breach by the other Party, the prevailing Party in any such enforcement action shall be entitled to recover from the other Party, all costs it incurs in connection with enforcing or defending, as the case may be, its rights hereunder, including but not limited to, all attorneys’ fees, court costs and costs and fees of appeal.

17.         BROKER. Purchaser and Seller represent and warrant to each other that they have not dealt with any broker in connection with this Agreement, and the transaction set forth herein, and that they know of no broker who has claimed, or who has a right to claim a commission in connection with this transaction.

18.         CONDITIONS TO SELLER’S OBLIGATIONS. The obligations of Seller are subject to the delivery on or before the Closing of the cash required to be paid and the execution as well as the delivery of the documents and fulfillment of other conditions by Purchaser as outlined herein.

19.         CASUALTY. Seller assumes all risk of destruction, loss or damage due to fire or other casualty up to the date of Closing.

20.         EXPENSES. Each party hereto will pay the expenses incurred by it in connection with the preparation of and entering into this Agreement, including counsel fees and expenses of their representatives, whether or not the transactions contemplated by this Agreement are consummated.

21.         DEFAULT. In the event of any breach of, or default under, this Agreement, the non-breaching or defaulting Party shall have the right of pursuing any and all legal or equitable remedies available to such Party pursuant to the laws of the State of Connecticut, including, without limitation, the right of pursuing specific performance.

22.         PASSING OF TITLE. Legal title, equitable title and risk of loss with respect to the property and rights to be transferred hereunder shall pass to Purchaser on the Closing, and risk of loss and opportunity for profit with respect to the operation of the SRT-100 Business shall pass to Purchaser as of the Closing.

23.         GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

24.         FURTHER COOPERATION. From and after the date of this Agreement, each of the Parties hereto agrees to execute whatever additional documentation or instruments as are necessary to carry out the intent and purposes of this Agreement.

IN WITNESS WHEREOF the Purchaser has executed this Agreement on this 16th day of April, 2010.

WITNESSES:	PURCHASER:

SENSUS HEALTHCARE, LLC, a Florida Limited Liability Company

	By:	/s/ Joseph C. Sardano
Joseph C. Sardano, its Manager

IN WITNESS WHEREOF the Purchaser has executed this Agreement on this 16th day of April, 2010.

WITNESSES:	SELLER:

TOPEX, INC., a Connecticut Corporation

	By:	/s/ Anthony Pellegrino
Anthony Pellegrino, Chairman of the Board

SCHEDULE “A”

•	SRT 100 Inventory
o	All parts inventory
o	(2) finished SRT 100 systems
•	Test fixtures for SRT 100 assemblies
•	Design Documentation and Records pertaining to the manufacture of the SRT 100 system
•	(2) Patents
o	Radiation Therapy System with Risk Mitigation -US 7,372,940
o	Radiation Therapy System Featuring Rotatable Filter Assembly -US 7,263,170
•	All FDA and CE Mark approvals relating to the SRT 100 system
•	All FDA and ISO 13485 related approvals transferable with the SRT 100 system
•	All distributor agreements and customer related information
•	Lists of TOPEX Vendors
•	Applicable regulatory files
•	Goodwill associated with the SRT-100 Business
•	All manufacturers’, suppliers’ and other vendors’ warranties in effect with respect to parts, equipment, systems and other aspects of the SRT-100 Business such that Purchaser shall have them available to utilize in satisfying any warranty claim liabilities of Purchaser under Section 5.01 or otherwise

COMPOSITE

SCHEDULE “B”

SENSUS

Turnover Program

Tab 1	Purpose and Scope of Program Production Service Ongoing Program Support

Tab 2	Documentation Transfer Sales, Marketing, Trade Show Regulatory Patents Engineering and Production External Documents

Tab 3	Software /Hardware needed to work with SRT 100 Electronic Files

Tab 4	Special Equipment List - SRT 100 Calibration and Testing

SENSUS

Turnover Program - March 2010

Purpose

In order to allow for an orderly turnover, the TOPEX infrastructure will be utilized as described during the “Transfer Period”.

The purpose of the turnover program is to provide SENSUS all required training, ongoing sales, service and production continuity for an agreed to transfer period and to provide SENSUS an orderly and timely transfer of information, documentation and any required training.

Program Scope

The following program scope defines the key production and service activities that will be performed by TOPEX during the turnover transfer period.

Production

▪	Parts ordering
▪	Parts receiving
▪	Parts inspection
▪	Parts testing
▪	Pay invoices

▪	TOPEX will invoice SENSUS for parts received
▪	PC board assembly
▪	PC board testing
▪	Module assembly
▪	Module testing
▪	System assembly
▪	System set-up testing and calibration
▪	On-floor storage
•	Perform daily warm-up procedure
•	Perform daily RAD Check
▪	Prepare system for shipment
•	Purge coolant from heat exchanger container and coolant lines
•	Package all accessories and special kits
•	Prepare packing list and shipping documents for domestic international destinations
•	Disassemble the system x-ray treatment arm
•	Crate entire system for shipping
▪	Create and maintain “Device History Files”

Service

•	Receive service calls
•	Prepare service reports
•	Update the customer complaint file as required
•	Take corrective action as required
•	Provide installation assistance as required
•	Provide Physicist energy measurement support as required
•	Provide user training support as required
•	Provide on-going customer technical service support
•	Maintain adequate service inventory

Ongoing Program Support - During the “Transfer Period”

Purchasing

▪	TOPEX to purchase parts for (10) ten systems plus additional spares where necessary
▪	TOPEX to pay supplier invoices
▪	TOPEX to invoice SENSUS for parts purchased at the invoice price

Manufacturing Support

▪	TOPEX to manufacture (10) ten systems for SENSUS
▪	TOPEX to invoice SENSUS a manufacturing charge of $20,000/system. Billable as agreed to.
▪	Estimated time for first delivery is the end of June, 2010. This assumes a TOPEX/SENSUS agreement closing no later than the end of April, 2010. The (9) nine additional systems must be taken by SENSUS on or before October 1, 2010. TOPEX will provide (1) one system per week if required.

•	Training observations can begin with SENSUS engineers and manufacturing staff
•	TOPEX to build, train, test and ship systems during this period
▪	SRT 100 Labeling change required -”Manufactured by TOPEX for SENSUS”
▪	Logo change required for system branding purposes

Document Maintenance and Creation

•	Device Master Record
•	Device History File
•	Service Records

Coordinated News Release

▪	After final agreement completion
▪	Public, dealer network, key customer sites

Documentation Transfer

Sales, Marketing, Trade Show Support

▪	Provide all existing sales training materials and literature needed for transfer to SENSUS
•	Sales training power point CD
•	Product brochure
•	Product feature pictorial
•	Unique features and benefits
•	Company and product overview power point
•	Customer support business development materials
•	Radiation safety features summary
▪	Trade shows materials
•	All clinical images showing before, during and after treatment
•	Trade show talking points - Physicists, Physicians, Therapists
•	Vertical graphic product display - 80” x 33”
▪	ASRT applications training program -provides for CEU credit
▪	Domestic/International installed base user list
▪	List of dealer customer sites for short term sales closure
▪	May -National Skin Cancer Awareness month - 2008/2009 media articles
▪	CPT code reimbursement list
▪	Dr. Hesselgesser user testimonial

Clinical Support Papers

•	Ionizing radiation therapy in Dermatology - H. Goldschmidt
•	Radiotherapy of carcinomas of the skin overlying the cartilage of the nose - M. Caccialanza
•	The role of kilovoltage x-rays in the treatment of skin cancers - European Oncological Disease 2006, V. Wolstenholme and JP Glees
•	Soft x-ray therapy for cutaneous basal cell and squamous cell carcinomas - American Academy of Dermatology, Ludwig Suter
▪	USA Government registrations - CCR, ORCA, CAGE, NACIS and FSC codes

▪	Skin cancer treatments - Advantages/Disadvantages
▪	World Geographic Skin Cancer projections through 2060
▪	The Need for Superficial Radiation Therapy -ref: NIH, ACS
▪	Media articles - Alternative to Surgery, Over 3,000 patients treated, MD Bylines, Auntminnie.com, ASRT
▪	Specially built trade show crate

Dealer Agreements

▪	Provide dealer contact information
•	Exclusive and non-exclusive dealers and territory list
•	Provide list of independent representatives

Regulatory

▪	Regulatory Documents
•	Device Master Record
•	Device History File
•	FDA, TUV, Health Canada - Certifications
•	2010 FDA Certificate to Foreign Government - GMP Compliance
•	Quality program
o	Complaint handling system
o	CAPA system - Corrective and Preventive Action
o	Non-conforming material system
o	All procedures required by QSRJGMP - Quality System Regulation

Patents

▪	Two patents
•	Automatic Filter
•	RAD Check

Engineering and Production

▪	Inventory
•	Two completed production systems
•	Production test fixtures - Heat exchanger, Input power, High voltage
•	List of required radiation test equipment and production test equipment
•	List of software programs required
▪	Internal Documents
•	Production - Assembly instructions, schematics
•	Purchasing - Suppliers
•	Engineering - All schematics, technical documentation, theory of operation, x-ray tube data
•	Mechanical detail drawings for custom fabricated parts
•	Assembly drawings
•	Editable source drawings for manual illustrations
•	Software - All released documents for the base unit, control console and timer
•	Special requirements software not for sale in the USA - South Africa, Switzerland
▪	MRP System (Material Requirement Planning)
•	B.O.M. - Bill of Materials
•	Master item list
•	Schematics and drawings

•	Component assembly family tree

External Documents

•	Unpacking and initial set-up instructions
•	Technical manual including service procedures, calibration procedures & electrical schematics
•	User manual
•	Physicist manual
•	Preventive maintenance schedule
•	Special Procedures
o	Re-greasing HV Cables
o	Generator Removal
o	Applicator Mount
o	Rear Panel Fan Installation
•	Warranty and Out of Warranty Sites

SCHEDULE “C”

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

THIS AGREEMENT is made and entered into as of the 16th day of April, 2010, by and among TOPEX, INC. (“Topex”), on the one hand, and SENSUS HEALTHCARE, LLC (“Sensus”), on the other hand.

WHEREAS, Topex and Sensus entered into that certain ASSET PURCHASE AND SALE AGREEMENT dated as of April 16, 2010 (“Purchase Agreement”); and

WHEREAS, Topex has agreed that it shall not compete with the SRT-100 Business operation (as defined in the aforesaid Purchase Agreement), nor shall it disclose any Confidential Information pertaining to the SRT-100 Business in accordance with and pursuant to the provisions more particularly set forth below;

NOW, THEREFORE, in consideration of the above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.          The foregoing WHEREAS clauses are by this reference incorporated into this Agreement and made a part hereof.

2.          The term “Confidential Information” as used herein shall mean all customer lists, distribution arrangements, customer contracts, trade secrets, and other information and/or documentation utilized in connection with the SRT-100 Business.

3.          Topex acknowledges and agrees that the Confidential Information is essential to the operation of the SRT-100 Business and that any disclosure or unauthorized use thereof will cause irreparable harm or loss to Sensus. As a consequence of the foregoing, Topex agrees with Sensus that it shall not, and its offices shall not disclose any Confidential Information to any other person, firm, corporation, association or other entity for any reason or purpose whatsoever, and covenants and agrees for itself that neither it nor its officers will use any of the Confidential Information in any manner to compete with Sensus and/or the SRT-100 Business or which would have a material adverse effect on Sensus and/or the SRT-100 Business. It is agreed, however, that Confidential Information shall not include any information which can be shown to be or have become generally available to the public other than as a result of a disclosure by Topex or its officers, directors, employees, accountants, representatives, agents, consultants or advisors.

4.          Topex further acknowledges and agrees that any competition by it or its officers with the SRT-100 Business or the activities of Sensus relating thereto will also cause irreparable harm and loss to Sensus. As a consequence thereof, Topex agrees that for a period of five (5) years from the date of the Closing of the purchase of Assets contemplated under the Purchase Agreement (the “Purchase Agreement”), neither Topex nor its officers shall, either directly or indirectly, own, manage, operate, control, be employed by, participate in, be an advisor or consultant to or be connected or involved in any manner whatsoever with the ownership, management, operation or control of, any superficial radio therapy business, or any other business which is the same or similar to, or which competes, or would be in competition with, the SRT-100 Business or any other business or activity of Sensus relating thereto or connected therewith. Topex further covenants and agrees with Sensus that for the aforesaid time period neither Topex nor its officers will directly or indirectly contact, either individually or on behalf of any other person, firm, company, limited liability company, corporation or business entity, any current client or customer of the SRT-100 Business for the purpose of engaging in any activity which would be competitive with or have an adverse effect upon the SRT-100 Business or the activities and operations of Sensus relating thereto. Notwithstanding the foregoing, Topex may be requested to manufacture SRT-100 Units for Sensus pursuant to the Purchase Agreement and no action or act of Topex, its officers, personnel, or other agents and representatives shall be considered a violation of the terms hereof if such action or act was in furtherance of and/or necessary for Topex to fulfill its responsibilities to Purchaser after the Closing contemplated by the Purchase Agreement.

5.          In addition to any other rights or remedies available to Sensus for any breach of this Agreement, Sensus shall be entitled to an immediate injunction restraining the breaching or defaulting party from disclosing any Confidential Information or competing with the SRT-100 Business or Sensus in any manner prohibited hereby, or from rendering any services to any person, firm, corporation, limited liability company, association or other entity in a manner which would violate the terms hereof, without the need for Sensus having to prove irreparable damages in order to obtain such remedy, and without Sensus having to post any bond in order to obtain such injunctive or other remedies.

6.          This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns (provided however, that nothing contained herein shall be construed as authorizing any party to assign any rights or obligations hereunder). This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended, modified or terminated (unless otherwise expressly permitted pursuant to the provisions hereinabove contained) except by a written instrument signed by each of the parties hereto. In the event any party commences any action or proceeding to enforce its rights hereunder, the prevailing party or parties in any such action shall be entitled to recover all of their costs and expenses, including reasonable attorneys fees, incurred in connection therewith from the non-prevailing party or parties, both in connection with the original action relating thereto and any and all appeals therefrom. No party shall be construed as having waived any of its rights hereunder unless such waiver shall be in writing signed by the party against whom such waiver is being sought. Neither the failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against any party hereto as the drafter hereof. No representations, inducements, promises or agreements, oral or otherwise, between the parties relating to the subject matter hereof not embodied herein or incorporated herein by reference shall be of any force or effect. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument. Time shall be of the essence of this Agreement and each and every term and condition hereof. All references herein to the singular shall include plural, and all references herein to the masculine gender shall include the feminine and neuter genders, and vice versa.

IN WITNESS WHEREOF, the parties have executed this instrument as of the date first above written.

TOPEX, INC., a Connecticut Corporation

By:	/s/ Anthony Pellegrino
Anthony Pellegrino, Chairman of the Board

SENSUS HEALTHCARE, LLC, a Florida Limited Liability Company

By:	/s/ Joseph C. Sardano
Joseph C. Sardano, its Manager

SCHEDULE “D”

CONSULTING AGREEMENT

THIS AGREEMENT is made this 28th day of June, 2010, by and between SENSUS HEALTHCARE, LLC, a Florida limited liability company (hereinafter referred to as the “Company”), and ANTHONY PELLEGRINO (hereinafter referred to as the “Consultant”).

WITNESSETH:

The Consultant is an officer, director and stockholder of Topex, Inc., the Corporation which sold to Company the SRT-100 business now operated by Company, and in such capacity became intimately informed as to the operation of the SRT-100 business; and

The Consultant, as a term of the Asset Purchase and Sale Agreement entered into by and between Topex, Inc., and Company (hereinafter referred to as “Asset Purchase Agreement”), is required to enter into this Consulting Agreement with Company; and

The Company has determined to engage the Consultant as a consultant, and the Consultant has agreed to render consulting services to·the Company, subject to all of the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Consultant hereto hereby agree as follows:

1.          Retention. Company hereby retains Consultant as a part-time business consultant, and the Consultant agrees to render such service to the Company as an independent contractor in order to fulfill the condition of closing set forth in paragraph 9.06 of the Asset Purchase Agreement, upon all of the terms and conditions as set forth herein.

2.          Term. The term of this Agreement shall commence on the date hereof and shall extend for a period of two (2) years thereafter, hereinafter referred to as the (“Term”).

3.          Consideration. The closing of the transaction contemplated by the Asset Purchase Agreement is the consideration for Consultant providing the services noted hereunder without change, in that Consultant benefited by the occurrence of such closing.

4.          Scope of Services. Consultant shall perform such advisory and consulting services, as are from time to time requested by Company in order to assist Company in its transition with respect to operating the business acquired pursuant to the Asset Purchase Agreement. However, all such services shall be on a part-time, as-needed basis and shall be reasonably related to transition the Company faces relative to the operation of the acquired business. The Consultant shall not be required to become involved in or to participate actively in day-to-day operations of Company, or to spend any minimum number of hours or days in performing such services. The services of the Consultant may be performed over the telephone or at the business location of Consultant and Consultant shall not be required to travel to meet his responsibilities hereunder. Any duties of consultant beyond what is described above shall be subject to Consultant’s final approval and shall not be unreasonable in view of any health considerations relative to Consultant that may arise during the term hereof.

5.          Independent Contractor Status. The Company and Consultant agree that Consultant is being retained hereby as an independent contractor, and that he will not be considered under the provisions of this Agreement or otherwise as having an employee status or as being entitled to participate in any plans, arrangements or distributions by Company.

6.          Death or Disability of Consultant. Notwithstanding anything contained herein to the contrary, in the event the Consultant shall die or become disabled, such that he cannot perform his services as set forth in this Agreement for the remainder of the term of this Agreement after such death or disability, the Company shall continue to make all payments provided for under the Asset Purchase Agreement and shall not be entitled to any reduction in such payments as a result of Consultant not being able to complete the term of this Agreement.

7.          Applicable Law. This Agreement shall be subject to and governed by the laws of the State of Connecticut.

8.          Void Provisions. In the event any part of this Agreement is found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

9.          Amendment. No modification of this Agreement shall be valid unless such modification is in writing and signed by the person or party against whom charged.

10.         Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

11.         Entire Agreement. This Agreement constitutes the entire agreement of the parties upon the subject matter covered herein. All previous agreements, whether written or oral, shall be of no force or effect.

Company and Consultant hereto have executed this agreement on the day and year first above written.

Company:

SENSUS HEALTHCARE, LLC, a Florida Limited Liability Company

By:	/s/ Joseph C. Sardano
Joseph C. Sardano, its Manager

Consultant:

By:	/s/ Anthony Pellegrino
Anthony Pellegrino